Exhibit 99.1
December 13, 2018

Caterpillar contact:
Corrie Scott
Global Government & Corporate Affairs
Office: 224 551 4133
Mobile: 808 351 3865
Scott_Corrie@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Board of Directors Elects CEO Jim Umpleby as Chairman;
Elects Dave Calhoun as Presiding Director

DEERFIELD, Ill. - The Board of Directors of Caterpillar Inc. (NYSE: CAT) elected Jim Umpleby, the company's Chief Executive Officer, to the additional position of Chairman of the Board. Umpleby has been a member of the Board and Chief Executive Officer since January 1, 2017.
Dave Calhoun, who has served as non-executive Chairman since April 1, 2017, will remain on the Board as Presiding Director.
Both moves are effective immediately.

About Caterpillar
For more than 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2017 sales and revenues of $45.462 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three primary segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media.